EXHIBIT 77C

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

By majority vote of the Shareholders of TaxSaver Bond Fund and Investors Bond Fund (the "Funds"), each a series of Forum Funds (the "Trust"), on July 23, 2002 the continuation of the Funds' Investment Advisory Agreement ("Agreement") between the Trust and Bainbridge Capital Management, LLC ("Bainbridge") (fka Grosvenor Capital Management, LLC) was approved subsequent to the sale by Forum Investment Advisors, LLC of 80% of its ownership interest in Bainbridge.